TERRA FIRMA ASSET MANAGEMENT LLC

CODE OF ETHICS

General

The Code of Ethics (the “Code”) of Terra Firma Asset Management LLC, a California-based, SEC-registered investment adviser (“Terra Firma”), is intended to fulfill the firm’s obligations under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), with respect to registered investment companies advised by Terra Firma (“Affiliated Mutual Funds”), to set forth standards of conduct and to require compliance with the federal securities laws. As a registered investment adviser, the firm owes a duty of loyalty to each of its clients, which requires that the firm serve the best interests of its clients at all times. This Code is supplemented the Compliance Policies and Procedures. Terra Firma must provide a copy of the Code to any client or prospective client upon request.

The Code includes Terra Firma;s policies and procedures developed to protect Client’s interests in relation to the following topics:

•	The duty at all times to place the interests of Clients first;

•	The requirement that all personal securities transactions be conducted in such a manner as to be consistent with the code of ethics.

•	The responsibility to avoid any actual or potential conflict of interest or misuse of an employee’s position of trust and responsibility;

•	The fiduciary principle that information concerning the identity of security holdings and financial circumstances of Clients is confidential; and

•	The principle that independence in the investment decision-making process is paramount.

Terra Firma’s Chief Compliance Officer (“CCO”) is responsible for the administration and enforcement of this Code. If a person subject to this Code is in doubt as to whether a proposed action or securities transaction is proper, the CCO should be consulted. When legally and ethically permissible, the CCO may approve exceptions to the strict limitations described in this Code.

This Code of Ethics applies to the following persons (“Supervised Persons”):

(1)    Directors and officers of Terra Firma (or other persons occupying a similar status or performing similar functions);

(2)    Employees of Terra Firma; and

(3)    Any other person subject to Terra Firma’s supervision and control whom the CCO determines to be subject to the Code.

1

Standards of Conduct

Employees must abide by the standards set forth in Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and Rule 17j-1 under the Investment Company Act, as amended (the “1940 Act”).

It is Terra Firma’s policy to maintain the highest standards of service for its clients. As a fiduciary, the firm has a duty to act honestly, in good faith and in clients’ best interests, and to exercise the degree of care, diligence and skill that a reasonably prudent manager would exercise in the circumstances. This standard of care extends to the services provided by all Supervised Persons in each facet of Terra Firma’s business operations.

Terra Firma will not tolerate illegal or improper actions undertaken either for personal benefit or in a misguided effort to achieve gains on behalf of the firm or its clients. Violations of this Code may result in disciplinary action, including dismissal. Violations of legal prohibitions on insider trading may result in permanent bars from employment in the securities industry, imprisonment, civil penalties, criminal fines and third-party lawsuits.

Compliance with Laws and Regulations

Supervised Persons must comply with applicable federal securities laws. Each Supervised Person has a duty to know, understand and comply with all relevant legal, regulatory and ethical requirements applicable to his or her duties and responsibilities. Any Supervised Person who is uncertain about these requirements should contact the CCO for guidance.

Conflicts of Interest; Outside Business Activities

As a fiduciary, Terra Firma has an affirmative duty of care, loyalty, honesty and good faith to act in the best interests of its clients. Compliance with this duty can be achieved by seeking to avoid conflicts of interest and by fully disclosing to the CCO all material facts concerning any conflict that does arise with respect to any client. Terra Firma employees may not engage in outside business activities, such as compensated outside employment or serving as a director of another firm, without first obtaining approval from the Managing Members and the Chief Compliance Officer. Please refer to the Policy on Outside Business Activities within the Compliance Policies and Procedures for additional information.

Personal Securities Transactions

Certain Supervised Persons designated by the CCO as “Access Persons” must report their personal securities transactions and holdings, and are subject to other personal trading restrictions.

An Access Person is a Supervised Person who has access to nonpublic information regarding clients’ purchases or sales of securities (other than as clients or representatives of clients), who is involved in making securities recommendations to clients or who has access to such

2

recommendations that are nonpublic. The CCO shall identify all Access Persons who are required to make these reports and inform those Access Persons of their reporting obligations.

Access Persons may not, in connection with the purchase, sale or gift, directly or indirectly, of a security held or to be acquired by a client:

1.	To employ any device, scheme or artifice to defraud the Fund;

2.
To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

3.	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

4.	To engage in any manipulative practice with respect to the Fund.

The specific provisions and procedures relating to personal trading by Access Persons are set forth in the Personal Trading Policy attached as Schedule A.

Certification of Compliance and Training

Terra Firma will provide Supervised Persons with a copy of the Code and any amendments or supplements thereto. Each Supervised Person must submit to the CCO at least annually an acknowledgement of receipt of the Code and any such amendments and supplements. Completion and submission of the acknowledgment form accompanying the annual distribution of the firm’s compliance policies and procedures satisfies this requirement.

Reporting of Code Violations

Any violations or suspected violations of the Code must be promptly reported to the CCO. Examples include: (i) noncompliance with applicable laws, rules and regulations; (ii) fraud or illegal acts involving any aspect of Terra Firma’s business; and (iii) material misstatements in regulatory filings, internal books and records, client records or reports. Such reporting should be made confidentially, in person, by telephone or in writing or anonymously. There will be no retaliation against an employee reporting violations.

3

Sanctions

In connection with any violation of the Code, the CCO may impose such sanctions as it deems appropriate, including, but not limited to, fines, warning letters and disgorgement of profits. Violations which are intentional or which are of a more serious nature could result in other disciplinary action, including termination of employment.

Internal Reporting and Escalation

The CCO will periodically report on matters relating to the administration of the Code and violations thereof to Managing Partners.

Reports to Affiliated Mutual Funds

On a periodic basis, but not less than annually, the Chief Compliance Officer shall prepare a written report to the chief compliance officer and board of trustees or directors of each Affiliated Mutual Fund setting forth the following:

(1)
A description of any material issues arising under the Code which relate to the Affiliated Mutual Fund since the last report to the Affiliated Mutual Fund chief compliance officer and board of trustees including, but not limited to, information about material violations of the Code or underlying procedures and sanctions imposed in response to the material violations;

(2)	A certification on behalf of Terra Firma that Terra Firma has adopted procedures which it believes are reasonably designed to prevent Access Persons from violating the Code; and

(3)	A summary of existing procedures concerning personal investing and any changes in procedures made during the past year.

Recordkeeping Requirements

Terra Firma will maintain the following records in a readily accessible place:

(1)	A copy of each version of the Code that has been in effect at any time during the past six years;

(2)	A record of any violation of the Code and any action taken as a result of such violation for six years from the end of the fiscal year in which the violation occurred;

(3)	A list of the names of persons who were Supervised Persons and Access Persons at any time within the past six years;

4

(4)	A record of all acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past six years was, a Supervised Person;

(5)	Holdings and transactions reports made pursuant to the Code, including any brokerage confirmations and account statements submitted in lieu of these reports within the past six years;

(6)
A record of any approval (as required in Personal Trading Policy attached as Schedule A) of, together with the supporting reasons for such approval, the acquisition of securities by Access Persons in IPOs and limited offerings for at least six years after the end of the fiscal year in which approval was granted.

(7)	A copy of each report made to an Affiliated Mutual Fund’s chief compliance officer and board of trustees for at least six years after the end of the fiscal year in which it was made.

5

Schedule A

Personal Trading Policy
Applicable to Access Persons

Account Disclosure

Access Persons must disclose to the Chief Compliance Officer all brokerage and other investment accounts, including private investments, retirement plans, trusts and investment clubs, in which the Access Person has direct or indirect influence or control (a “Controlled Account”), or a direct or indirect beneficial interest (a “Beneficial Interest Account”), within 10 days of becoming an Access Person. Thereafter, each Access Person must disclose any new Controlled Accounts and Beneficial Interest Accounts within 30 days of the end of the calendar quarter in which the account is established. In making these disclosure, the Access Person must provide the account holder’s name and the name and the account number of the financial institution where the account is held and such other information as may be requested by the Chief Compliance Officer.

Please refer to Appendix I for additional information about the criteria for determining if an account is considered a Controlled Account or a Beneficial Interest Account under the Personal Trading Policy.

Exceptions:

Exempt Accounts: Personal securities accounts over which an Access Person has no direct or indirect influence or control (for example, a blind trust or a third-party discretionary management arrangement that meets certain requirements) are not subject to this Personal Trading Policy and can be maintained at any financial services firm. For this exemption to apply, the Access Person cannot (a) be consulted in advance with respect to transactions in the account, (b) suggest or direct any particular transactions in the account, or (c) consult with the trustee or discretionary manager as to the particular allocation of investments to be made in the account. Requests for such an exemption must be submitted to the Chief Compliance Officer. Access Persons will be notified through if the exemption request has been approved or denied. Exempt Accounts must be identified and maintained by the CCO and are subject to periodic review in order to confirm compliance with the terms of the exemption.

Prohibition Against Insider Trading

Introduction
Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose Supervised Persons and Terra Firms to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten (10) years imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three (3) times the illicit windfall, and/or issue an order permanently

6

barring you from the securities industry. Finally, Supervised Persons and Terra Firma may be sued by investors seeking to recover damages for insider trading violations.

The rules contained in this Code apply to securities trading and information handling by Supervised Persons of Terra Firm and their Immediate Family members.

General Policy
No Supervised Person may trade, either personally or on behalf of others while in the possession of material, nonpublic information, nor may any personnel of Terra Firma communicate material, nonpublic information to others in violation of the law.

What is Material Information?
Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the CCO.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.

You should also be aware of the SEC’s position that the term Material Non-Public Information (“MNPI”) relates not only to issuers but also to securities holdings and transactions of the underlying portfolio companies within the Funds.

What is Nonpublic Information?
Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, the Dow Jones “tape,” or The Wall Street Journal or some other publication of general circulation and after sufficient time has passed so that the information has been disseminated widely.

Identifying Inside Information

7

Before executing any trade for yourself or others, you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

•	Report the information and proposed trade immediately to the CCO.

•	Do not purchase or sell the securities on behalf of yourself or others.

•	Do not communicate the information inside or outside the firm, other than to the CCO.

•	After the CCO has reviewed the issue, Terra Firma will determine whether the information is material and nonpublic and, if so, what action the Firm will take.

•	You should consult with the CCO before taking any action.

Restricted Trading List

Terra Firma maintains a “Restricted Trading List”, when applicable, which identifies the securities of issuers, if any, which may be the subject of material, nonpublic information ("inside information") possessed by Terra Firma or which Terra Firma is considering for purchase or sale. Any Access Person possessing inside information about a public company should report that fact to the CCO. If the inside information may be attributed to Terra Firma, the issuer will in most cases be added to the Restricted Trading List. Any Access Person possessing inside information is prohibited from communicating the inside information to others inside or outside of the firm and is prohibited from purchasing, selling or otherwise transacting in the securities of any companies whose securities are affected by the inside information for their own account or the accounts of clients or any other person or entity. Terra Firma has a separate published policy on insider trading which should be referred to in case of question.

Preclearance

General Preclearance Requirement

Access Persons must obtain permission prior to engaging in a personal securities transaction (including a purchase, sale, exercise of an option or a gift) in any security (including IPOs and Private Placements) in a Controlled Account, with the exception of transactions in Exempt Securities (defined below) and transactions in exchange traded funds and exchange traded notes. Requests seeking permission to engage in a personal securities transaction must be submitted to the CCO.

Access Persons will receive notification if a preclearance request has been approved or denied. Unless some other specific arrangement is approved by the CCO, preclearance is only effective for the day it is issued or for the specified IPO or Limited Offering.

Recordkeeping

The CCO oversees the retention of preclearance inquiries relating to Access Person investments, as well as responsible for maintaining, or causing to be maintained, records associated with the preclearance reviews they perform.

8

Preclearance Restrictions

Securities on the Restricted Trading List

In general, any security subject to the Personal Trading Policy’s preclearance requirements may not be purchased or sold in a Controlled Account while the issuer is on the Restricted Trading List, unless prior approval is obtained from the CCO.

Reporting Requirements

The CCO will notify each Access Person of the date by which the required holdings and transaction disclosures are required to be completed. To the extent an In addition, Access Person must arrange for the broker-delaer to deliver all statements directly to the CCO. If any information is missing or the broker-delar cannot deliver statemsnt, the Access Person is resonsiplbe for supplementing the report to the CCO within the requird time frame.

Initial and Annual Holding Reports

All Access Persons must disclose to the CCO within 10 days of becoming an Access Person and annually thereafter a list of all securities (except for Exempt Securities) held in such Access Person’s Controlled Accounts and Beneficial Interest Accounts, including the title and type of the security, ticker symbol or CUSIP number, the number of shares,principal amounts of the holding, the name of the broker-dealer or financial instution with which the Acces Person maintains the account in which the securities are held, and the date the report was submitted.. The holdings must be current as of a date not more than 45 days prior to the person becoming an Access Person (initial report) or the date the disclosure is submitted (annual report). A certification will be required to support the completeness and timeliness of the reporting requirements and brokerage statements can be used in lie of reporting all separate holdings on the certification. In the event holdings are not available on the brokerage statemens, the Access Person must include on the certification.

Quarterly Transactions Reports

All Access Persons must disclose to the CCO their securities transactions (except for transactions involving Exempt Securities) in their Controlled Accounts and Beneficial Interest Accounts, containing the date of the transaction, the issue, the number of shares or the principal amount, the nature of the transaction, transaction price, title and type of security, ticker symbol or CUSIP number, the name of the broker, dealer or bank through which the transaction was effected, and the date the report was submitted, within 30 days after the end of each calendar quarter. A certification will be required to support the completeness and timeliness of the reporting requirements and brokerage statements can be used in lie of reporting all separate transactions on the certification. In the event transactions are not available on the brokerage statemens, the Access Person must include on the certification.

New/Closed Brokerage Accounts

9

All Access Person must immediately disclose to the CCO any new or closed brokerage accounts. The following must be provided for any new account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Acces Person: name of the broker, delaer or bank with whom the Access Person estblsiehd the account, the date the account was established, and the date the report was submitted by the Access Person. Access Persons will attest to this on the quarterly certifications.

Review and Enforcement

    At least quarter, the CCO or designee will review all disclosed reports of the Access Persons for adherence to this Code. A Managing Partner will review the CCO’s personal trade accounts. This review will include a reconciliation of pre-clearance requests with brokerage statements and/or reported transactions.

Exempt Securities – No Preclearance or Reporting Required

The following investments are not subject to preclearance or other restrictions and need not be included in an Access Person’s annual holdings and quarterly transaction reports:

(1)	Direct obligations of the Government of the United States;

(2)	Bankers acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(3)	Shares issued by money market funds;

(4)	Shares issued by unaffiliated open-end U.S. mutual funds and U.S. investment trusts that are invested exclusively in open-end U.S. mutual funds; and

(5)	Participation in an automatic investment plan.

Notwithstanding the foregoing, transactions and holdings of shares issued by open-end U.S. mutual funds affiliated with or managed by Terra Firma Terra Firma US Concentrated Realty Fund) are required to report on an Access Person’s holdings and transaction reports unless held in an Exempt Account.

Confidentiality

All transactions and holdings reports and broker account information will be maintained in confidence, except to the extent necessary to implement and enforce the provisions of the Personal Trading Policy and Code or to comply with requests for information from regulators, auditors and other legal authorities. Personal trade related matters which involve potential violations of securities laws by Access Persons may be disclosed to outside counsel and reported to regulators and other legal authorities.

10

Violations

Violations of the Personal Trading Policy, depending on the facts and circumstances, may result in the issuance by Terra Firma to an Access Person of a written warning, a monetary fine, disgorgement of profits, or, for violations which are intentional or of a more serious nature, other disciplinary action up to and including dismissal. Violations of securities laws by Access Persons may involve significant civil and criminal penalties.

11

Appendix I
Controlled Account

A “Controlled Account” is an account over which you have direct or indirect influence or control.

“Control” exists in securities owned directly or jointly with another person (including ownership through a nominee) or in securities which are:

(a)
Held in the name of the Access Person of their immediate family members or household. Immediate family members include: (i) a person’s spouse, parents, in-laws, children and stepchildren,  (ii) members of a person’s household, (iii) an individual to whom a person provides financial support of more than 50 percent of the individual’s annual income, or (iv) a person who is claimed as a dependent for federal income tax purposes (collectively, “Immediate Family Members”);

(b)
Held in the name of an individual outside of your family or household where the Access Person has direct or indirect control over securities investments. This could include the account of a friend whom you have reason to believe accepts your advice on the purchase or sale of reportable securities

(c)	Held in the name of a trust or estate where the Access Person serves as trustee or executor; or

(d)
Held in the name of an entity where the Access Person has direct or indirect control over securities investments. This could include the investment activity of a not-for profit organization in whose investment committee the Access Person serves or the account of a friend whom the Access Person has reason to believe accepts his or her advice on the purchase or sale of reportable securities. The legal right to execute transactions in an account is regarded as “control” whether or not that right is ever exercised.

Beneficial Interest Account

A “Beneficial Interest Account” is an account in which an Access Person has the opportunity, directly or indirectly, to profit or share in any profit derived from the account. This would include, for example, direct accounts, joint accounts, and trusts or other accounts established for the benefit of the Access Person. In addition, the Code presumes that trusts or accounts established for the benefit of the Access Person’s Immediate Family Members is a Beneficial Interest Account.

A “Beneficial Interest” exists in securities owned directly or jointly with another person (including ownership through a nominee) or in securities which are:

(a)    Held in the name of a trust where the Access Person is a beneficiary;

12

(b)    held in the name of or in a trust for the benefit of, an Immediate Family Member (child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships) of the Access Person, absent special circumstances indicating that the reporting person does not obtain benefits substantially equivalent to those of ownership;

(c)    held in the name of another person, if by reason of any contract, understanding, relationship, agreement or other arrangement the Access Person obtains benefits substantially equivalent to those of ownership (e.g. the ability to exercise a controlling influence over the application of the income derived from such securities or to meet expenses which the reporting person otherwise would meet from other sources) or if the Access Person can vest or revest title in himself or herself at once or at some future time; or

(d)    held by any partnership, closely-held corporation, trust or estate, to the extent of the reporting person's interest therein.

The above examples are not exhaustive of all situations in which a control relationship or a beneficial interest can exist. If you are uncertain, please contact the CCO.

13